UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                               FORM U-13-60


                              ANNUAL REPORT

                              FOR THE PERIOD

Beginning       January 1, 2001        and Ending         December 31, 2001
            ------------------------                    ---------------------


                                 TO THE
                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                   OF


                   Alliant Energy Corporate Services, Inc.
-------------------------------------------------------------------------
                    (Exact Name of Reporting Company)

A                 Subsidiary                                Service Company
     -----------------------------------------
            ("Mutual" or "Subsidiary")

Date of Incorporation  December 8, 1997                  If not Incorporated, Date of Organization
                       ----------------                                                            ------------------

State or Sovereign Power under which Incorporated or Organized                                   Iowa
                                                                               ---------------------------------------

Location of Principal Executive Offices of Reporting Company                               Cedar Rapids, Iowa
                                                                             -----------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

 John E. Kratchmer,  Corporate Controller and Chief Accounting Officer,  4902 N. Biltmore Lane, Madison, Wisconsin 53718
 -----------------------------------------------------------------------------------------------------------------------
             (Name)                                (Title)                                    (Address)


                Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                                             Alliant Energy Corporation
----------------------------------------------------------------------------------------------------------------------

                 INSTRUCTIONS FOR USE OF FORM U-13-60

1.  Time of Filing.
    Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.  Number of Copies.
    Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3.  Period Covered by Report.
    The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.  Report Format.
    Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.  Money Amounts Displayed.
    All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01(b)).

6.  Deficits Displayed.
    Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, Section 210-3.01(c)).

7.  Major Amendments or Corrections.
    Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.  Definitions.
    Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.  Organization Chart.
    The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation.
    The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed.
    The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


------------------------------------------------------------------------------------------------------------------------
                LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                                               Page
                                                                                                           Number
------------------------------------------------------------------------------------------------------------------------
                                                                              Schedule or Account
     Description of Schedules and Accounts                                          Number
------------------------------------------------------------------------------------------------------

         COMPARATIVE BALANCE SHEET                                             Schedule I                    5-6
         SERVICE COMPANY PROPERTY                                              Schedule II                   7-8
         ACCUMULATED PROVISION FOR DEPRECIATION
         AND AMORTIZATION OF SERVICE COMPANY
         PROPERTY                                                              Schedule III                   9
         INVESTMENTS                                                           Schedule IV                   10
         ACCOUNTS RECEIVABLE FROM ASSOCIATE
         COMPANIES                                                             Schedule V                    11
         FUEL STOCK EXPENSES UNDISTRIBUTED                                     Schedule VI                   12
         STORES EXPENSE UNDISTRIBUTED                                          Schedule VII                  13
         MISCELLANEOUS CURRENT AND ACCRUED ASSETS                              Schedule VIII                 14
         MISCELLANEOUS DEFERRED DEBITS                                         Schedule IX                   15
         RESEARCH, DEVELOPMENT, OR DEMONSTRATION
         EXPENDITURES                                                          Schedule X                    16
         PROPRIETARY CAPITAL                                                   Schedule XI                   17
         LONG-TERM DEBT                                                        Schedule XII                  18
         CURRENT AND ACCRUED LIABILITIES                                       Schedule XIII                 19
         NOTES TO FINANCIAL STATEMENTS                                         Schedule XIV                 20-23
         STATEMENT OF INCOME                                                   Schedule XV                   24
         ANALYSIS OF BILLING-ASSOCIATE COMPANIES                               Account 457                   25
         ANALYSIS OF BILLING-NONASSOCIATE COMPANIES                            Account 458                   26
         ANALYSIS OF CHARGES FOR SERVICE-ASSOCIATE
         AND NONASSOCIATE COMPANIES                                            Schedule XVI                  27
         SCHEDULE OF EXPENSE DISTRIBUTION BY
         DEPARTMENT OR SERVICE FUNCTION                                        Schedule XVII                28-31
         DEPARTMENTAL ANALYSIS OF SALARIES                                     Account 920                   32
         OUTSIDE SERVICES EMPLOYED                                             Account 923                  33-39
         EMPLOYEE PENSIONS AND BENEFITS                                        Account 926                   40
         GENERAL ADVERTISING EXPENSES                                          Account 930.1                41-42
         MISCELLANEOUS GENERAL EXPENSES                                        Account 930.2                 43
         RENTS                                                                 Account 931                   44
         TAXES OTHER THAN INCOME TAXES                                         Account 408                   45
         DONATIONS                                                             Account 426.1                 46
         OTHER DEDUCTIONS                                                      Account 426.5                 47
         NOTES TO STATEMENT OF INCOME                                          Schedule XVIII                48

------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------
          LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                                             Page
                                                                                                  Number
---------------------------------------------------------------------------------------------------------------

      Description of Reports or Statements
--------------------------------------------------------------------------------------------

          EXECUTIVE ORGANIZATION CHART                                                              49


          METHODS OF ALLOCATION                                                                   50-53


          ANNUAL STATEMENT OF COMPENSATION FOR USE                                                  54
          OF CAPITAL BILLED































---------------------------------------------------------------------------------------------------------------


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
                    Give balance sheet of the Company as of December 31 of the current and prior year
--------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                           ASSETS AND OTHER DEBITS                                    AS OF DECEMBER 31
--------------------------------------------------------------------------------------------------------------------------
                                                                                            CURRENT             PRIOR
                                                                                     -------------------------------------
              SERVICE COMPANY PROPERTY
     101      Service company property                                (Schedule II)       $ 13,786,382          $ 664,941
     107      Construction work in progress                           (Schedule II)         37,582,630         10,685,012
                                                                                     -------------------------------------
                   Total Property                                                           51,369,012         11,349,953
                                                                                     -------------------------------------

     108      Less accumulated provision for depreciation and
              amortization of service company property               (Schedule III)         (2,356,581)          (497,718)
                                                                                     -------------------------------------
                   Net Service Company Property                                             49,012,431         10,852,235
                                                                                     -------------------------------------

              INVESTMENTS
     123      Investments in associate companies                      (Schedule IV)         29,553,000         21,153,000
     124      Other investments                                       (Schedule IV)              6,037                  -
                                                                                     -------------------------------------
                   Total Investments                                                        29,559,037         21,153,000
                                                                                     -------------------------------------

              CURRENT AND ACCRUED ASSETS
     131      Cash                                                                             857,731          1,674,843
     134      Special deposits                                                                       -                  -
     135      Working funds                                                                          -                  -
     136      Temporary cash investments                              (Schedule IV)                  -                  -
     141      Notes receivable                                                                       -                  -
     143      Accounts receivable                                                            4,199,689          3,902,599
     144      Accumulated provision for uncollectible accounts                                 (52,817)           (54,743)
     146      Accounts receivable from associate companies            (Schedule V)          44,129,415         52,201,709
     152      Fuel stock expenses undistributed                       (Schedule VI)                  -                  -
     154      Materials and supplies                                                                 -                  -
     163      Stores expense undistributed                           (Schedule VII)                  -                  -
     165      Prepayments                                                                    3,546,749          5,573,262
     174      Miscellaneous current and accrued assets               (Schedule VIII)                 -                  -
                                                                                     -------------------------------------
                   Total Current and Accrued Assets                                         52,680,767         63,297,670
                                                                                     -------------------------------------

              DEFERRED DEBITS
     181      Unamortized debt expense                                                               -                  -
     184      Clearing accounts                                                                      -              2,424
     186      Miscellaneous deferred debits                           (Schedule IX)                  -                  -
     188      Research, development, or demonstration
              expenditures                                            (Schedule X)                   -                  -
     190      Accumulated deferred income taxes                                             14,866,781         14,055,402
                                                                                     -------------------------------------
                   Total Deferred Debits                                                    14,866,781         14,057,826
                                                                                     -------------------------------------

                   TOTAL ASSETS AND OTHER DEBITS                                         $ 146,119,016      $ 109,360,731
                                                                                     =====================================


--------------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
--------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                     LIABILITIES AND PROPRIETARY CAPITAL                                AS OF DECEMBER 31
--------------------------------------------------------------------------------------------------------------------------
                                                                                              CURRENT             PRIOR
                                                                                     -------------------------------------
              PROPRIETARY CAPITAL
     201      Common stock issued                                     (Schedule XI)                $ 1                $ 1
     211      Miscellaneous paid in capital                           (Schedule XI)                  -                  -
     215      Appropriated retained earnings                          (Schedule XI)                  -                  -
     216      Unappropriated retained earnings                        (Schedule XI)                  -                  -
                                                                                     -------------------------------------
                   Total Proprietary Capital                                                         1                  1
                                                                                     -------------------------------------

              LONG-TERM DEBT
     223      Advances from associate companies                      (Schedule XII)          2,599,906          1,756,687
     224      Other long-term debt                                   (Schedule XII)                  -                  -
     225      Unamortized premium on long-term debt                                                  -                  -
     226      Unamortized discount on long-term debt-debit                                           -                  -
                                                                                     -------------------------------------
                   Total Long-term Debt                                                      2,599,906          1,756,687
                                                                                     -------------------------------------

              CURRENT AND ACCRUED LIABILITIES
     231      Notes payable
     232      Accounts payable                                                              42,784,226         37,650,038
     233      Notes payable to associate companies                   (Schedule XIII)        39,895,717         17,007,053
     234      Accounts payable to associate companies                (Schedule XIII)         6,144,596          5,361,405
     236      Taxes accrued                                                                  4,582,369            283,056
     237      Interest accrued                                                                       -                  -
     238      Dividends declared                                                                     -                  -
     241      Tax collections payable                                                        1,165,590          1,109,164
     242      Miscellaneous current and accrued liabilities          (Schedule XIII)        21,993,202         27,809,421
                                                                                     -------------------------------------
                   Total Current and Accrued Liabilities                                   116,565,700         89,220,137
                                                                                     -------------------------------------

              DEFERRED CREDITS
     253      Other deferred credits                                                        26,953,409         18,383,906
     255      Accumulated deferred investment tax credits                                            -                  -
                                                                                     -------------------------------------
                   Total Deferred Credits                                                   26,953,409         18,383,906
                                                                                     -------------------------------------

     282      ACCUMULATED DEFERRED INCOME TAXES                                                      -                  -


                                                                                     -------------------------------------
              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                  $ 146,119,016      $ 109,360,731
                                                                                     =====================================


--------------------------------------------------------------------------------------------------------------------------



                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                      ---------------------------------------

                                               For the Year Ended December 31, 2001
                                                                  -----------------

----------------------------------------------------------------------------------------------------------------------------
                                              SCHEDULE II - SERVICE COMPANY PROPERTY
----------------------------------------------------------------------------------------------------------------------------
                                       BALANCE AT                          RETIREMENT                         BALANCE AT
           DESCRIPTION                 BEGINNING         ADDITIONS             OR              OTHER           CLOSE OF
                                        OF YEAR             (1)              SALES          CHANGES (1)          YEAR
----------------------------------------------------------------------------------------------------------------------------
SERVICE COMPANY
       PROPERTY
Account

301    ORGANIZATION

303    MISCELLANEOUS
       INTANGIBLE PLANT                $    664,941      $ 13,121,441                                       $    13,786,382

304    LAND AND LAND RIGHTS

305    STRUCTURES AND
       IMPROVEMENTS

306    LEASEHOLD
       IMPROVEMENTS

307    EQUIPMENT (2)

308    OFFICE FURNITURE
       AND EQUIPMENT

309    AUTOMOBILES, OTHER
       VEHICLES AND
       RELATED GARAGE
       EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT

311    OTHER SERVICE
       COMPANY PROPERTY (3)

                                   -----------------------------------------------------------------------------------------
                 SUB-TOTAL             $    664,941      $ 13,121,441           -                -          $    13,786,382
                                   -----------------------------------------------------------------------------------------

107    CONSTRUCTION
       WORK IN
       PROGRESS (4)                    $ 10,685,012      $ 40,019,059           -         $  (13,121,441)   $    37,582,630

                                   -----------------------------------------------------------------------------------------
                 TOTAL                 $ 11,349,953      $ 53,140,500           -         $  (13,121,441)   $    51,369,012
----------------------------------------------------------------------------------------------------------------------------
  1    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

       Various software projects of $13,121,441 placed in service in 2001.

----------------------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE II - CONTINUED

----------------------------------------------------------------------------------------------------------------------------
  2    SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED.  THE SERVICE COMPANY
       SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND
       THE BALANCE AT THE CLOSE OF THE YEAR:
----------------------------------------------------------------------------------------------------------------------------
                                                                                                              BALANCE AT
                                 SUBACCOUNT DESCRIPTION                                      ADDITIONS          CLOSE
                                                                                                               OF YEAR
----------------------------------------------------------------------------------------------------------------------------

       None


















                                                                                          -----------------------------------
                                                                                   TOTAL
----------------------------------------------------------------------------------------------------------------------------
  3    DESCRIBE OTHER SERVICE COMPANY PROPERTY:

       None








----------------------------------------------------------------------------------------------------------------------------
  4    DESCRIBE CONSTRUCTION WORK IN PROGRESS:

       Alliant Energy Corporate Services, Inc. is capitalizing significant software development costs related to Enterprise
       Resource Planning.  These costs will be in construction work in progress until the software is in service.





----------------------------------------------------------------------------------------------------------------------------

                                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                       ---------------------------------------

                                                For the Year Ended December 31, 2001
                                                                   -----------------

------------------------------------------------------------------------------------------------------------------------------

                                                        SCHEDULE III
                                 ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION OF
                                                  SERVICE COMPANY PROPERTY

------------------------------------------------------------------------------------------------------------------------------
                                      BALANCE AT        ADDITIONS                                               BALANCE AT
                                       BEGINNING     ---------------  ---------------------------------------    CLOSE OF
            DESCRIPTION                OF YEAR           CHARGED         RETIREMENTS       OTHER CHANGES           YEAR
                                                       TO ACCOUNT                           ADD (DEDUCT)
                                                         403 (1)
------------------------------------------------------------------------------------------------------------------------------
Account

301    ORGANIZATION

303    MISCELLANEOUS
       INTANGIBLE PLANT               $ 497,718        $ 1,858,863                                               $  2,356,581

304    LAND AND LAND RIGHTS

305    STRUCTURES AND
       IMPROVEMENTS

306    LEASEHOLD
       IMPROVEMENTS

307    EQUIPMENT

308    OFFICE FURNITURE
       AND EQUIPMENT

309    AUTOMOBILES, OTHER
       VEHICLES AND
       RELATED GARAGE
       EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT

311    OTHER SERVICE
       COMPANY PROPERTY

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
  1    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

       Amortization of various software projects including those placed in service in 2001.


------------------------------------------------------------------------------------------------------------------------------

                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                               ---------------------------------------

                                        For the Year Ended December 31, 2001
                                                           -----------------

----------------------------------------------------------------------------------------------------------------------

                                              SCHEDULE IV - INVESTMENTS

----------------------------------------------------------------------------------------------------------------------

              INSTRUCTIONS:        Complete the following schedule concerning investments.
                                   Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.
                                   Under Account 136, "Temporary Cash Investments", list each investment separately.

----------------------------------------------------------------------------------------------------------------------

                                                                                    BALANCE AT         BALANCE AT
                                                                                     BEGINNING            CLOSE
              DESCRIPTION                                                             OF YEAR            OF YEAR

----------------------------------------------------------------------------------------------------------------------

ACCOUNT 123 - INVESTMENT IN ASSOCIATE COMPANIES
              Alliant Energy Corporation                                                  $ 83,732          $ 132,871
              IES Utilities Inc.                                                         8,287,974         11,693,167
              Wisconsin Power and Light Company                                          8,343,930         11,447,226
              Interstate Power Company                                                   3,845,547          5,367,375
              Alliant Energy Resources, Inc.                                               591,817            912,361
                                                                                 -------------------------------------
                                                                                        21,153,000         29,553,000
                                                                                 -------------------------------------





ACCOUNT 124 - OTHER INVESTMENTS
              Grantor Trust Deposits                                                             -              6,037





ACCOUNT 136 - TEMPORARY CASH INVESTMENTS                                                         -                  -






                                                                                 -------------------------------------
                                                                           TOTAL      $ 21,153,000       $ 29,559,037
----------------------------------------------------------------------------------------------------------------------


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

                                          For the Year Ended December 31, 2001
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------
                               SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
-------------------------------------------------------------------------------------------------------------------------
    INSTRUCTIONS:       Complete the following schedule listing accounts receivable from each associate company.  Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

-------------------------------------------------------------------------------------------------------------------------

                                                                                     BALANCE AT           BALANCE AT
                                    DESCRIPTION                                       BEGINNING             CLOSE
                                                                                       OF YEAR             OF YEAR

-------------------------------------------------------------------------------------------------------------------------
ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
    Alliant Energy Corporation                                                             $ 227,304         $ 1,399,161
    IES Utilities Inc.                                                                    20,245,730          12,576,774
    Wisconsin Power and Light Company                                                     22,883,496          22,082,214
    Interstate Power Company                                                               8,026,590           7,156,518
    Alliant Energy Resources, Inc.                                                           683,574             741,654
    Alliant Energy Transportation, Inc.                                                        3,043               2,039
    Cedar Rapids and Iowa City Railway Company                                                19,274               8,113
    Transfer Services, Inc.                                                                      202                 231
    IEI Barge Services, Inc.                                                                      89                 295
    Industrial Energy Applications, Inc.                                                       9,178              32,758
    Whiting Petroleum Corporation                                                              4,460              (9,200)
    Iowa Land and Building Company                                                            45,754              32,883
    Prairie Ridge Business Park, L.C.                                                             17                  (5)
    Alliant Energy International, Inc.                                                        25,689              56,449
    Alliant Energy Investments, Inc.                                                           1,938               1,942
    Alliant International New Zealand Limited                                                  3,248               1,605
    Heartland Energy Group, Inc.                                                               9,146               5,792
    Energys, Inc.                                                                                275                  34
    RMT, Inc.                                                                                  3,417               9,435
    Heartland Properties, Inc.                                                                 4,709               7,890
    Village Lakeshares, L.P.                                                                     728                  28
    Alliant Energy Investco, Inc.                                                                  7                   -
    Capital Square Financial Corporation                                                          21                  42
    Schedin & Associates, Inc.                                                                 1,372                (418)
    Williams Bulk Transfer Inc.                                                                1,838               1,337
    Heartland Energy Services, Inc.                                                              279                  19
    BFC Gas Company L.L.C.                                                                       331                (384)
    Alliant Energy SPE L.L.C.                                                                      -                 654
    Cogenex Corporation                                                                            -               9,042
    Energy Performance Services, Inc.                                                              -                 422
    AER Holding Company                                                                            -              11,437
    AEI Holding Company                                                                            -                 654
                                                                                 ----------------------------------------
                                                                           TOTAL        $ 52,201,709        $ 44,129,415
-------------------------------------------------------------------------------------------------------------------------

    ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                      TOTAL
                                                                                                           PAYMENTS
                                                                                                     --------------------
    None
                                                                                                     --------------------
                                                                                      TOTAL PAYMENTS
-------------------------------------------------------------------------------------------------------------------------


                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                  ---------------------------------------

                                           For the Year Ended December 31, 2001
                                                              -----------------

---------------------------------------------------------------------------------------------------------------------------

                                     SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

---------------------------------------------------------------------------------------------------------------------------

         INSTRUCTIONS:        Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company.  Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

---------------------------------------------------------------------------------------------------------------------------
                              DESCRIPTION                                    LABOR           EXPENSES           TOTAL
---------------------------------------------------------------------------------------------------------------------------

ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED                                                                  None

























                                                                        ---------------------------------------------------
                                                                  TOTAL
---------------------------------------------------------------------------------------------------------------------------
SUMMARY:




---------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

                                          For the Year Ended December 31, 2001
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                      SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

-------------------------------------------------------------------------------------------------------------------------

         INSTRUCTIONS:        Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount
                              attributable to each associate company.

-------------------------------------------------------------------------------------------------------------------------
         DESCRIPTION                                                        LABOR          EXPENSES           TOTAL
-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED                                                                     None































                                                                       --------------------------------------------------
                                                                 TOTAL
-------------------------------------------------------------------------------------------------------------------------


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

                                          For the Year Ended December 31, 2001
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                    SCHEDULE VIII
                                        MISCELLANEOUS CURRENT AND ACCRUED ASSETS

-------------------------------------------------------------------------------------------------------------------------

                        INSTRUCTIONS:       Provide detail of items in this account.  Items less
                                            than $10,000 may be grouped, showing the number of
                                            items in each group.

-------------------------------------------------------------------------------------------------------------------------

                                                                                       BALANCE AT         BALANCE AT
                                                                                        BEGINNING            CLOSE
                                    DESCRIPTION                                          OF YEAR            OF YEAR

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 174 - MISCELLANEOUS CURRENT AND ACCRUED ASSETS                                                        None




























                                                                                    -------------------------------------
                                                                              TOTAL
-------------------------------------------------------------------------------------------------------------------------


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

                                          For the Year Ended December 31, 2001
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                      SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

-------------------------------------------------------------------------------------------------------------------------

                        INSTRUCTIONS:       Provide detail of items in this account.  Items less
                                            than $10,000 may be grouped by class showing the number
                                            of items in each class.

-------------------------------------------------------------------------------------------------------------------------

                                                                                       BALANCE AT         BALANCE AT
                                                                                        BEGINNING            CLOSE
                                    DESCRIPTION                                          OF YEAR            OF YEAR

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS                                                                   None






























                                                                                    -------------------------------------
                                                                              TOTAL
-------------------------------------------------------------------------------------------------------------------------


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

                                          For the Year Ended December 31, 2001
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE X
                                  RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

-------------------------------------------------------------------------------------------------------------------------

                     INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-------------------------------------------------------------------------------------------------------------------------

                                           DESCRIPTION                                                    AMOUNT

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION EXPENDITURES                                          None































                                                                                                   ----------------------
                                                                                             TOTAL
-------------------------------------------------------------------------------------------------------------------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 2001
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                           SCHEDULE XI - PROPRIETARY CAPITAL
------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                                      NUMBER OF           PAR OR STATED                OUTSTANDING
    NUMBER           CLASS OF STOCK              SHARES                 VALUE                  CLOSE OF PERIOD
                                               AUTHORIZED             PER SHARE       ----------------------------------
                                                                                           NO. OF           TOTAL
                                                                                           SHARES           AMOUNT
------------------------------------------------------------------------------------------------------------------------
201               COMMON STOCK ISSUED               100                 $ 0.01               100            $ 1.00
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.
------------------------------------------------------------------------------------------------------------------------
               DESCRIPTION                                                                                  AMOUNT
------------------------------------------------------------------------------------------------------------------------

ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                                                           -





ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                                                                          -





                                                                                                       -----------------
                                                                                           TOTAL                      -
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System
of Accounts.  For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.
------------------------------------------------------------------------------------------------------------------------
                                               BALANCE AT            NET INCOME                           BALANCE AT
DESCRIPTION                                     BEGINNING                OR              DIVIDENDS          CLOSE
                                                 OF YEAR               (LOSS)               PAID           OF YEAR
------------------------------------------------------------------------------------------------------------------------

ACCOUNT 216 -
UNAPPROPRIATED
RETAINED EARNINGS                                       -                   -                  -                 -









                                          ------------------------------------------------------------------------------
                         TOTAL                          -                   -                  -                 -
------------------------------------------------------------------------------------------------------------------------

                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                      ---------------------------------------

                                             For the Year Ended December 31, 2001
                                                                -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                   SCHEDULE XII - LONG-TERM DEBT

------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Advances from associate companies should be reported separately for advances on notes, and advances on open account.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column.  For
Account 224--Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

------------------------------------------------------------------------------------------------------------------------------------

                                  TERMS OF OBLIGATION                               BALANCE AT                           BALANCE AT
     NAME OF CREDITOR                CLASS & SERIES    DATE OF  INTEREST   AMOUNT   BEGINNING  ADDITIONS  DEDUCTIONS(1)    CLOSE
                                      OF OBLIGATION    MATURITY   RATE   AUTHORIZED  OF YEAR                              OF YEAR

------------------------------------------------------------------------------------------------------------------------------------
ACCOUNT 223 - ADVANCES FROM
              ASSOCIATE COMPANIES:

  Advances on Open Account
    Alliant Energy Corporation                                                      $1,756,687  $843,219                  $2,599,906



ACCOUNT 224 - OTHER LONG-TERM
              DEBT:                                                                                                                -
  None






                                                       -----------------------------------------------------------------------------
                                                TOTAL                               $1,756,687  $843,219                  $2,599,906
------------------------------------------------------------------------------------------------------------------------------------

1  GIVE AN EXPLANATION OF DEDUCTIONS:

   None

------------------------------------------------------------------------------------------------------------------------------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 2001
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------

                                    SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

------------------------------------------------------------------------------------------------------------------------

          INSTRUCTIONS:         Provide balance of notes and accounts payable to each associate company.  Give description and amount of miscellaneous current and accrued liabilities.  Items less than $10,000 may be
                                grouped, showing the number of items in each group.

------------------------------------------------------------------------------------------------------------------------

                                                                                        BALANCE AT         BALANCE AT
                                                                                        BEGINNING            CLOSE
                        DESCRIPTION                                                      OF YEAR            OF YEAR

------------------------------------------------------------------------------------------------------------------------
ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                                    $215,564,745      $ 168,758,935
          IES Utilities Inc.                                                            (101,095,268)         1,938,663
          Wisconsin Power and Light Company                                              (29,244,054)       (90,816,105)
          Interstate Power Company                                                       (68,218,370)       (39,985,776)


                                                                                   -------------------------------------
                                                                          TOTAL         $ 17,007,053       $ 39,895,717
------------------------------------------------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                                       $ 228,862          $ 132,456
          IES Utilities Inc.                                                               1,936,415          2,627,094
          Wisconsin Power and Light Company                                                1,898,775          1,358,623
          Interstate Power Company                                                           938,535            599,680
          Alliant Energy Resources, Inc.                                                     133,072            850,784
          Iowa Land and Building Company                                                     225,746            575,959



                                                                                   -------------------------------------
                                                                          TOTAL          $ 5,361,405        $ 6,144,596
------------------------------------------------------------------------------------------------------------------------

ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
          Accrued Vacation                                                               $ 6,144,416        $ 6,614,235
          Accrued Incentive Compensation                                                  20,585,829         14,112,773
          Payroll Deductions                                                                 626,176            701,194
          Miscellaneous                                                                      453,000            565,000



                                                                                   -------------------------------------
                                                                          TOTAL         $ 27,809,421       $ 21,993,202
------------------------------------------------------------------------------------------------------------------------


              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                               ---------------------------------------

                    For the Year Ended December 31, 2001
                                       -----------------

--------------------------------------------------------------------------------

                              SCHEDULE XIV
                      NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) General:
Alliant Energy Corporation (Alliant Energy), a Wisconsin corporation and registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), was created in the April 1998 merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. Alliant Energy Corporate Services, Inc. (the Company) is a wholly-owned subsidiary of Alliant Energy and is the service company for the Alliant Energy system providing associate companies with a variety of administrative, management and support services. The primary operating companies of the system have been IES Utilities Inc. (IESU), Wisconsin Power and Light Company (WP&L), Interstate Power Company (IPC) and Alliant Energy Resources, Inc. (AER). AER also has numerous subsidiaries who procure services from the Company. On January 1, 2002 IPC merged with and into IESU and IESU changed its name to Interstate Power and Light Company.

(b) Income  Taxes:
Deferred income taxes have been recorded by the Company to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax purposes.



2. NOTES PAYABLE TO ASSOCIATE COMPANIES:
Alliant Energy has established utility and non-utility money pools to coordinate short-term borrowings for certain subsidiaries. The money pools provide a more efficient use of cash resources of the system and reduce outside short-term borrowings. The money pools are administered by the Company and funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. The Public Service Commission of Wisconsin has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities. As a result, WP&L is prohibited from lending money to the utility money pool but is able to borrow money from the utility money pool.

3. LEASES:
At December 31, 2001, Alliant Energy Corporate Services, Inc.'s future minimum lease payments were as follows (in millions):

                                      2002         2003        2004        2005         2006   Thereafter      Total
                                -------------------------------------------------------------------------------------
    Operating leases                  $3.1         $3.4        $3.2        $3.2         $3.1        $4.3       $20.3


4. PENSION AND OTHER POSTRETIREMENT BENEFITS:
Alliant Energy has several non-contributory defined benefit pension plans that cover substantially all of its employees. Benefits are based on the employees' years of service and compensation. Alliant Energy also provides certain postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants' contributions adjusted regularly and the life insurance plans are non-contributory.

The weighted-average assumptions at the measurement date of September 30 were as follows:

                                                Qualified Pension Benefits                 Other Postretirement Benefits
                                             -----------------------------------      -----------------------------------
                                                2001        2000        1999             2001        2000        1999
                                             ----------- ----------- -----------      ----------- ----------- -----------
    Discount rate                              7.25%       8.00%       7.75%            7.25%       8.00%       7.75%
    Expected return on plan assets               9%          9%          9%               9%          9%          9%
    Rate of compensation increase             3.5-4.5%    3.5-4.5%    3.5-4.5%           3.5%        3.5%        3.5%
    Medical cost trend on covered charges:
         Initial trend rate                     N/A         N/A         N/A              12%          9%          7%
         Ultimate trend rate                    N/A         N/A         N/A               5%          5%          5%


The components of Alliant Energy's qualified pension benefits and other postretirement benefits costs were as follows (in millions):

                                                 Qualified Pension Benefits               Other Postretirement Benefits
                                             -----------------------------------      -----------------------------------
                                                2001        2000        1999             2001        2000        1999
                                             ----------- ----------- -----------      ----------- ----------- -----------
    Service cost                                  $11.0       $11.1       $12.8             $4.0        $3.7        $5.5
    Interest cost                                  38.2        36.7        35.6             10.6         9.8        10.4
    Expected return on plan assets                (48.5)      (45.7)      (46.2)            (6.1)       (5.3)       (5.0)
    Amortization of:
         Transition obligation (asset)             (2.4)       (2.4)       (2.4)             3.7         3.9         4.3
         Prior service cost                         2.7         2.6         2.5             (0.3)       (0.3)       (0.3)
         Actuarial loss (gain)                     (1.5)       (1.0)        0.2             (1.5)       (1.9)       (0.8)
                                             ----------- ----------- -----------      ----------- ----------- -----------
                                                  ($0.5)       $1.3        $2.5            $10.4        $9.9       $14.1
                                             =========== =========== ===========      =========== =========== ===========

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 2001, holding all other assumptions constant, would have the following effects (in millions):

                                                               1 Percent Increase           1 Percent Decrease
                                                             -----------------------      -----------------------
    Effect on total of service and interest cost components         $1.5                        ($1.4)
    Effect on postretirement benefit obligation                    $15.2                       ($13.7)


A reconciliation of the funded status of Alliant Energy's plans to the amounts recognized on Alliant Energy's Consolidated Balance Sheets at December 31 was as follows (in millions):

                                                       Qualified Pension Benefits    Other Postretirement Benefits
                                                       ---------------------------   -----------------------------
                                                            2001        2000               2001        2000
                                                         ----------- -----------        ----------- -----------
    Change in benefit obligation:
         Net benefit obligation at beginning of year         $483.6      $481.0           $130.7      $127.8
         Service cost                                          11.0        11.1              4.0         3.7
         Interest cost                                         38.2        36.7             10.6         9.8
         Plan participants' contributions                         -           -              1.9         1.6
         Plan amendments                                          -         3.6                -        (3.8)
         Actuarial loss (gain)                                 56.6       (13.8)            40.7         2.4
         Gross benefits paid                                  (36.1)      (35.0)           (13.4)      (10.8)
                                                         ----------- -----------        ----------- -----------
           Net benefit obligation at end of year              553.3       483.6            174.5       130.7
                                                         ----------- -----------        ----------- -----------

    Change in plan assets:
         Fair value of plan assets at beginning of year       556.3       525.9             83.0        68.3
         Actual return on plan assets                         (36.9)       63.1             (6.8)        8.7
         Employer contributions                                   -         2.3              9.1        15.2
         Plan participants' contributions                         -           -              1.9         1.6
         Gross benefits paid                                  (36.1)      (35.0)           (13.4)      (10.8)
                                                         ----------- -----------        ----------- -----------
            Fair value of plan assets at end of year          483.3       556.3             73.8        83.0
                                                         ----------- -----------        ----------- -----------

    Funded status at end of year                              (70.0)       72.7           (100.7)      (47.7)
    Unrecognized net actuarial loss (gain)                     74.2       (69.2)            16.8       (38.3)
    Unrecognized prior service cost                            21.5        24.2             (0.9)       (1.2)
    Unrecognized net transition obligation (asset)             (3.3)       (5.8)            41.1        44.8
                                                         ----------- -----------        ----------- -----------
         Net amount recognized at end of year                 $22.4       $21.9           ($43.7)     ($42.4)
                                                         =========== ===========        =========== ===========

    Amounts recognized on the Consolidated
         Balance Sheets consist of:
          Prepaid benefit cost                                $45.5       $41.8             $2.1        $1.6
          Accrued benefit cost                                (23.1)      (19.9)           (45.8)      (44.0)
          Additional minimum liability                        (36.1)          -                -           -
          Intangible asset                                      8.7           -                -           -
          Accumulated other comprehensive loss                 27.4           -                -           -
                                                         ----------- -----------        ----------- -----------
          Net amount recognized at measurement date            22.4        21.9            (43.7)      (42.4)
                                                         ----------- -----------        ----------- -----------

    Contributions paid after 9/30 and prior to 12/31              -           -              2.5         1.5
                                                         ----------- -----------        ----------- -----------
         Net amount recognized at 12/31                       $22.4       $21.9           ($41.2)     ($40.9)
                                                         =========== ===========        =========== ===========

The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $167.8 million and $64.5 million, respectively, at September 30, 2001 and $124.5 million and $73.2 million, respectively, at September 30, 2000. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the qualified pension plans with accumulated benefit obligations in excess of plan assets were $293.9 million, $283.7 million and $225.7 million, respectively, at September 30, 2001. At September 30, 2000, there were no qualified pension plans with accumulated benefit obligations in excess of plan assets. For the various Alliant Energy pension and postretirement plans, Alliant Energy common stock represented less than 1 percent of total plan investments at December 31, 2001 and 2000.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. At December 31, 2001 and 2000, the funded balances of such plans totaled approximately $4 million and $5 million, respectively, none of which consisted of Alliant Energy common stock. Alliant Energy's pension benefit obligation under these plans was $34.4 million and $26.2 million at December 31, 2001 and 2000, respectively. Alliant Energy's pension expense under these plans was $3.4 million, $3.6 million, and $2.5 million in 2001, 2000 and 1999, respectively.

Alliant Energy has various life insurance policies that cover certain key employees and directors. At December 31, 2001 and 2000, the cash surrender value of these investments was $30 million and $27 million, respectively.

Under Alliant Energy's deferred compensation plans, certain key employees and directors can defer part or all of their current compensation in company stock or interest accounts, which are held in grantor trusts. At December 31, 2001 and 2000, the value of the trusts totaled approximately $2.2 million and $1.0 million, respectively, the majority of which consisted of Alliant Energy common stock.

A significant number of Alliant Energy employees also participate in defined contribution pension plans (401(k) and Employee Stock Ownership plans). Alliant Energy's contributions to the plans, which are based on the participants' level of contribution, were $8.2 million, $8.1 million, and $7.4 million in 2001, 2000 and 1999, respectively.



5. RELATED PARTY ISSUES:
In association with the merger, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which bcame effective with the merger. The agreement, which has been approved by the Federal Energy Regulatory Commission
(FERC), provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IESU, WP&L and IPC are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of sale.



6. INVESTMENTS IN ASSOCIATE COMPANIES:
Certain employee benefits costs billed to the operating companies have not yet been funded by the Company. The balance recorded in Account 123, Investments in Associate Companies, is a result of the operating companies, in turn, not yet paying the Company for such costs. The Company's corresponding benefits liabilities are recorded in Account 223, Advances from Associate Companies and Account 253, Other Deferred Credits.



--------------------------------------------------------------------------------

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                  ---------------------------------------

                                           For the Year Ended December 31, 2001
                                                              -----------------

---------------------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE XV
                                                   STATEMENT OF INCOME

---------------------------------------------------------------------------------------------------------------------------
ACCOUNT                       DESCRIPTION                                           CURRENT YEAR           PRIOR YEAR
---------------------------------------------------------------------------------------------------------------------------
             INCOME
457          Services rendered to associate companies                                  $ 273,349,216         $ 261,103,740
458          Services rendered to nonassociate companies                                           -                     -
419          Interest income                                                               4,468,919             8,495,608
421          Miscellaneous income or loss                                                          -                     -
                                                                                -------------------------------------------
                                                                   Total Income          277,818,135           269,599,348
                                                                                -------------------------------------------

             EXPENSE
920          Salaries and wages                                                           91,450,708            98,048,053
921          Office supplies and expenses                                                 45,595,493            36,852,306
922          Administrative expense transferred -- credit                                          -                     -
923          Outside services employed                                                    41,280,756            43,372,269
924          Property insurance                                                            5,050,279             3,478,697
925          Injuries and damages                                                          1,381,025             1,875,524
926          Employee pensions and benefits                                               15,653,047            14,392,781
928          Regulatory commission expense                                                 1,578,647             3,124,786
930.1        General advertising expenses                                                  2,449,979             2,880,524
930.2        Miscellaneous general expenses                                                8,695,582            11,106,130
931          Rents                                                                        39,106,972            33,629,933
932          Maintenance of structures and equipment                                       2,947,825             1,366,099
403          Depreciation and amortization expense                                         1,858,863               206,547
408          Taxes other than income taxes                                                 7,399,822             6,460,771
409          Income taxes                                                                  1,249,544             3,507,288
410          Provision for deferred income taxes                                                   -                     -
411          Provision for deferred income taxes -- credit                                  (811,379)           (4,450,051)
411.5        Investment tax credit                                                                 -                     -
426.1        Donations                                                                       637,145               611,834
426.5        Other deductions                                                              5,768,256             3,959,727
427          Interest on long-term debt                                                            -                     -
430          Interest on debt to associate companies                                       5,412,423             9,168,253
431          Other interest expense                                                        1,113,148                 7,877
                                                                                -------------------------------------------
                                                                  Total Expense          277,818,135           269,599,348
                                                                                -------------------------------------------



                                                                                -------------------------------------------
                                                           Net Income or (Loss)               $ -                   $ -
                                                                                -------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

                                          For the Year Ended December 31, 2001
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                  ANALYSIS OF BILLING
                                                  ASSOCIATE COMPANIES
                                                      ACCOUNT 457

-------------------------------------------------------------------------------------------------------------------------
                                                     DIRECT            INDIRECT         COMPENSATION         TOTAL
               NAME OF ASSOCIATE                      COSTS             COSTS             FOR USE            AMOUNT
                    COMPANY                          CHARGED           CHARGED           OF CAPITAL          BILLED
                                                -------------------------------------------------------
                                                      457-1             457-2              457-3
-------------------------------------------------------------------------------------------------------------------------

Alliant Energy Corporation                            $ 4,022,538          $ 325,317                         $ 4,347,855
IES Utilities Inc.                                     77,257,984         23,190,978                         100,448,962
Wisconsin Power and Light Company                      85,843,076         21,134,725                         106,977,801
Interstate Power Company                               38,696,110         10,375,099                          49,071,209
Alliant Energy Resources, Inc.                          7,815,133          1,584,473                           9,399,606
Alliant Energy Transportation, Inc.                        31,085              7,396                              38,481
Cedar Rapids and Iowa City Railway Company                 94,279             19,005                             113,284
Transfer Services, Inc.                                     9,702              1,031                              10,733
IEI Barge Services, Inc.                                  108,671                887                             109,558
Industrial Energy Applications, Inc.                      427,286             58,563                             485,849
Whiting Petroleum Corporation                              24,486              7,490                              31,976
Iowa Land and Building Company                            612,153            160,117                             772,270
Prairie Ridge Business Park, L.C.                             270                208                                 478
Alliant Energy International, Inc.                        345,221            149,189                             494,410
Alliant Energy Investments, Inc.                           34,096              9,497                              43,593
Alliant International New Zealand Limited                  52,205             15,443                              67,648
Heartland Energy Group, Inc.                               92,976             10,125                             103,101
Energys, Inc.                                              28,720              3,589                              32,309
RMT, Inc.                                                 547,031             12,081                             559,112
Heartland Properties, Inc.                                 67,283             24,071                              91,354
Village Lakeshares, L.P.                                    2,057              1,789                               3,846
Alliant Energy Investco, Inc.                                 121                 94                                 215
Capital Square Financial Corporation                          556                262                                 818
Schedin & Associates, Inc.                                 32,532              7,621                              40,153
Williams Bulk Transfer                                     14,615              4,677                              19,292
Heartland Energy Services, Inc.                             2,337              1,832                               4,169
BFC Gas Company L.L.C.                                      6,332                817                               7,149
Alliant Energy SPE LLC                                        970                802                               1,772
Cogenex Corporation                                        37,910              5,902                              43,812
Energy Performance Services, Inc.                          15,526                784                              16,310
AER Holding Company                                         6,399              5,038                              11,437
AEI Holding Company                                           430                224                                 654
                                                -------------------------------------------------------------------------
                                          TOTAL      $216,230,090       $ 57,119,126           -            $273,349,216
-------------------------------------------------------------------------------------------------------------------------


                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                      ---------------------------------------

                                              For the Year Ended December 31, 2001
                                                                 -----------------


------------------------------------------------------------------------------------------------------------------------------------

                                                     ANALYSIS OF BILLING
                                                   NONASSOCIATE COMPANIES
                                                        ACCOUNT 458

------------------------------------------------------------------------------------------------------------------------------------
      NAME OF               DIRECT           INDIRECT          COMPENSATION                          EXCESS            TOTAL
   NONASSOCIATE              COST              COST              FOR USE             TOTAL             OR              AMOUNT
      COMPANY               CHARGED           CHARGED           OF CAPITAL           COST          DEFICIENCY          BILLED
                       --------------------------------------------------------                 -----------------
                             458-1             458-2              458-3                              458-4
------------------------------------------------------------------------------------------------------------------------------------
   None












                         -----------------------------------------------------------------------------------------------------------
               TOTAL            -                 -                    -               -                    -                -
------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:  Provide a brief description of the services rendered to each nonassociate company.



------------------------------------------------------------------------------------------------------------------------------------


                                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                       ---------------------------------------

                                                For the Year Ended December 31, 2001
                                                                   -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                             SCHEDULE XVI
                                                    ANALYSIS OF CHARGES FOR SERVICE
                                                   ASSOCIATE AND NONASSOCIATE COMPANIES

------------------------------------------------------------------------------------------------------------------------------------

                                                                      ASSOCIATE COMPANY                     NONASSOCIATE COMPANY
                                                                           CHARGES                                 CHARGES
                                                       -----------------------------------------------------------------------------
                 DESCRIPTION OF ITEMS                       DIRECT        INDIRECT         TOTAL        DIRECT    INDIRECT    TOTAL
                                                             COST           COST                         COST       COST
------------------------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                $ 80,839,933   $ 10,610,775    $ 91,450,708                             -
921     OFFICE SUPPLIES AND EXPENSES                        45,595,493                     45,595,493                             -
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                                                -                             -
923     OUTSIDE SERVICES EMPLOYED                           41,280,756                     41,280,756                             -
924     PROPERTY INSURANCE                                   5,050,279                      5,050,279                             -
925     INJURIES AND DAMAGES                                 1,387,719         (6,694)      1,381,025                             -
926     EMPLOYEE PENSIONS AND BENEFITS                         130,734     15,522,313      15,653,047                             -
928     REGULATORY COMMISSION EXPENSE                        1,456,118        122,529       1,578,647                             -
930.1   GENERAL ADVERTISING EXPENSES                         2,449,979                      2,449,979                             -
930.2   MISCELLANEOUS GENERAL EXPENSES                       8,344,199        351,383       8,695,582                             -
931     RENTS                                               15,619,522     23,487,450      39,106,972                             -
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT              2,422,513        525,312       2,947,825                             -
403     DEPRECIATION AND AMORTIZATION EXPENSE                1,858,863                      1,858,863                             -
408     TAXES OTHER THAN INCOME TAXES                        1,390,365      6,009,457       7,399,822                             -
409     INCOME TAXES                                         1,249,544                      1,249,544                             -
410     PROVISION FOR DEFERRED INCOME TAXES                                                         -                             -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT         (811,379)                      (811,379)                            -
411.5   INVESTMENT TAX CREDIT                                                                       -                             -
426.1   DONATIONS                                              527,037        110,108         637,145                             -
426.5   OTHER DEDUCTIONS                                     5,381,763        386,493       5,768,256                             -
427     INTEREST ON LONG-TERM DEBT                                                                  -                             -
431     OTHER INTEREST EXPENSE                               1,113,148                      1,113,148                             -
---------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for
associate and nonassociate companies the total amount
billed under their separate analysis of billing schedules.
------------------------------------------------------------------------------------------------------------------------------------
                                      TOTAL EXPENSES =     215,286,586     57,119,126     272,405,712       -          -          -
                                                       -----------------------------------------------------------------------------
              COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                       -----------------------------------------------------------------------------
430          INTEREST ON DEBT TO ASSOCIATE COMPANIES =       5,412,423                      5,412,423
                                                       -----------------------------------------------------------------------------

                                                       -----------------------------------------------------------------------------
                               TOTAL COST OF SERVICE =   $ 220,699,009   $ 57,119,126   $ 277,818,135       -          -          -
------------------------------------------------------------------------------------------------------------------------------------


                                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                       ---------------------------------------

                                                For the Year Ended December 31, 2001
                                                                   -----------------

------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE XVI
                                                  ANALYSIS OF CHARGES FOR SERVICE
                                                ASSOCIATE AND NONASSOCIATE COMPANIES

------------------------------------------------------------------------------------------------------------------------
                                                                                          TOTAL CHARGES FOR
                                                                                                SERVICE
                                                                      --------------------------------------------------
                 DESCRIPTION OF ITEMS                                            DIRECT         INDIRECT         TOTAL
                                                                                  COST            COST
------------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                                  $ 80,839,933   $ 10,610,775    $ 91,450,708
921     OFFICE SUPPLIES AND EXPENSES                                          45,595,493              -      45,595,493
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                                   -              -               -
923     OUTSIDE SERVICES EMPLOYED                                             41,280,756              -      41,280,756
924     PROPERTY INSURANCE                                                     5,050,279              -       5,050,279
925     INJURIES AND DAMAGES                                                   1,387,719         (6,694)      1,381,025
926     EMPLOYEE PENSIONS AND BENEFITS                                           130,734     15,522,313      15,653,047
928     REGULATORY COMMISSION EXPENSE                                          1,456,118        122,529       1,578,647
930.1   GENERAL ADVERTISING EXPENSES                                           2,449,979              -       2,449,979
930.2   MISCELLANEOUS GENERAL EXPENSES                                         8,344,199        351,383       8,695,582
931     RENTS                                                                 15,619,522     23,487,450      39,106,972
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                                2,422,513        525,312       2,947,825
403     DEPRECIATION AND AMORTIZATION EXPENSE                                  1,858,863              -       1,858,863
408     TAXES OTHER THAN INCOME TAXES                                          1,390,365      6,009,457       7,399,822
409     INCOME TAXES                                                           1,249,544              -       1,249,544
410     PROVISION FOR DEFERRED INCOME TAXES                                            -              -               -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                           (811,379)             -        (811,379)
411.5   INVESTMENT TAX CREDIT                                                          -              -               -
426.1   DONATIONS                                                                527,037        110,108         637,145
426.5   OTHER DEDUCTIONS                                                       5,381,763        386,493       5,768,256
427     INTEREST ON LONG-TERM DEBT                                                     -              -               -
431     OTHER INTEREST EXPENSE                                                 1,113,148              -       1,113,148
--------------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.
------------------------------------------------------------------------------------------------------------------------
                                                     TOTAL EXPENSES =        215,286,586     57,119,126     272,405,712
                                                                         -----------------------------------------------
                             COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                                         -----------------------------------------------
430                         INTEREST ON DEBT TO ASSOCIATE COMPANIES =          5,412,423              -       5,412,423
                                                                         -----------------------------------------------

                                                                         -----------------------------------------------
                                              TOTAL COST OF SERVICE =      $ 220,699,009   $ 57,119,126   $ 277,818,135
                                                                         -----------------------------------------------


                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------

                                                For the Year Ended December 31, 2001
                                                                   -----------------

                                                            SCHEDULE XVII
------------------------------------------------------------------------------------------------------------------------------------
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                 BY DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          DEPARTMENT OR SERVICE FUNCTION
                                                         TOTAL                ------------------------------------------------------
       DESCRIPTION OF ITEMS                              AMOUNT     OVERHEAD   Accounting     Administr    Corporate  Elec Sys Maint
------------------------------------------------------------------------------------------------------------------------------------
920    SALARIES AND WAGES                             $ 91,450,708            $ 4,168,956  $ 21,214,942  $ 8,473,194  $ 1,640,569
921    OFFICE SUPPLIES AND EXPENSES                     45,595,493                464,377    18,626,715      144,221      415,010
922    ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT              -
923    OUTSIDE SERVICES EMPLOYED                        41,280,756              1,107,345     7,489,241    1,773,594    1,265,247
924    PROPERTY INSURANCE                                5,050,279                    368         1,847
925    INJURIES AND DAMAGES                              1,381,025                   (129)           31    2,285,936
926    EMPLOYEE PENSIONS AND BENEFITS                   15,653,047                803,291     3,995,596      (22,190)     316,528
928    REGULATORY COMMISSION EXPENSE                     1,578,647                150,708           595          (15)
930.1  GENERAL ADVERTISING EXPENSE                       2,449,979                  5,848       780,002     (447,627)       1,655
930.2  MISCELLANEOUS GENERAL EXPENSES                    8,695,582                 21,894       612,361      130,016       13,002
931    RENTS                                            39,106,972              1,271,773     8,613,415    1,696,938      692,796
932    MAINTENANCE OF STRUCTURES AND EQUIPMENT           2,947,825                              218,202       (1,502)         150
403    DEPRECIATION AND AMORTIZATION EXPENSE             1,858,863                                         1,858,863
408    TAXES OTHER THAN INCOME TAXES                     7,399,822                311,690     1,541,936    1,390,226      123,315
409    INCOME TAXES                                      1,249,544                                         1,249,544
410    PROVISION FOR DEFERRED INCOME TAXES                       -
411    PROVISION FOR DEFERRED INCOME TAXES -- CREDIT      (811,379)                                         (811,379)
411.5  INVESTMENT TAX CREDIT                                     -
426.1  DONATIONS                                           637,145                              494,716        3,061
426.5  OTHER DEDUCTIONS                                  5,768,256                    (45)      145,260    1,298,745        1,843
427    INTEREST ON LONG-TERM DEBT                                -
430    INTEREST ON DEBT TO ASSOCIATE COMPANIES           5,412,423                                         5,412,423
431    OTHER INTEREST EXPENSE                            1,113,148                                         1,087,202
------------------------------------------------------
INSTRUCTION:  Indicate each department or service
function. (see Instructions 01-3 General Structure
of Accounting System: Uniform System Account)
------------------------------------------------------------------------------------------------------------------------------------
                              TOTAL EXPENSES =       $ 277,818,135    $ -     $ 8,306,076  $ 63,734,859 $ 25,521,250  $ 4,470,115
------------------------------------------------------------------------------------------------------------------------------------


                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------

                                                For the Year Ended December 31, 2001
                                                                   -----------------

                                                            SCHEDULE XVII
------------------------------------------------------------------------------------------------------------------------------------
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                 BY DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                     DEPARTMENT OR SERVICE FUNCTION
Acct  ------------------------------------------------------------------------------------------------------------------------------
Nbr   Electric T & D  Environmental  Facilities     Finance       Fuels    Gas Acq Disp   Gas Sys Maint  Gas T & D   Human Resources
------------------------------------------------------------------------------------------------------------------------------------
920    $ 3,706,700     $ 2,137,767    $ 517,108  $ 2,243,545    $ 536,727   $ 430,032       $ 654,235    $ 436,864      $ 3,488,268
921        386,626         415,270    2,880,461      645,886       92,138      63,947         545,026       59,315          638,133
922
923         58,027         361,628    1,851,016    1,690,034      251,387                   5,359,908       20,834        1,637,135
924                                                4,072,321
925                                               (5,004,923)
926        715,741         415,860      101,345      463,839      104,188      83,344         124,771       84,722          784,874
928                                                    6,522      183,477                      28,398
930.1        3,697           3,400        8,049        7,392                                                                 25,651
930.2        1,025       1,378,331        1,107    1,378,632        1,695      47,000          14,206                        56,009
931      1,125,616         640,645      201,916      650,400      159,733     125,510         246,710      127,528        1,169,046
932                          6,154    2,403,211          371                                                                   (101)
403
408        278,416         160,464       38,865      167,457       40,366      32,341          48,693       32,855          256,896
409
410
411
411.5
426.1                      126,377                     1,850
426.5                          155                   848,057                       48
427
430
431                                                   25,946




------------------------------------------------------------------------------------------------------------------------------------
       $ 6,275,848     $ 5,646,051  $ 8,003,078  $ 7,197,329  $ 1,369,711   $ 782,222     $ 7,021,947    $ 762,118      $ 8,055,911
------------------------------------------------------------------------------------------------------------------------------------

                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------

                                                For the Year Ended December 31, 2001
                                                                   -----------------

                                                            SCHEDULE XVII
------------------------------------------------------------------------------------------------------------------------------------
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                 BY DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                     DEPARTMENT OR SERVICE FUNCTION
      ------------------------------------------------------------------------------------------------------------------------------
Acct                                                                               Mrkt &                                 Pwr Eng
Nbr   Information Sys   Internal Audit  Investor Rel  Land & ROW       Legal      Cust Rel      Mtrl Mgmt     Meters      & Cons
------------------------------------------------------------------------------------------------------------------------------------
920     $ 8,262,172       $ 641,479         $ 327     $ 909,936   $ 1,805,761   $ 18,053,732  $ 2,461,659   $ 494,458   $ 2,120,364
921       8,243,332          92,582         2,965       136,575       468,017      7,962,042      574,436     131,431       388,768
922
923       9,082,682           7,470        27,089        52,648     1,822,001      5,406,607       90,835                   226,034
924                                                                   975,743
925         (12,165)                                                4,096,342         20,215                        2
926       1,557,876         124,563            72       175,595       351,639      3,131,938      472,059      96,631       404,830
928           3,779                                       1,693        24,208          6,219
930.1        15,971             239                         437         1,864      1,314,044        4,775                     2,638
930.2       231,547              25     1,401,928     1,300,379        35,819        220,175        4,048                   (27,293)
931       7,710,427         187,253            96       266,352       527,617      4,812,242      754,761     144,404       612,464
932         193,410                                                                  127,930
403
408         605,388          48,243            24        68,508       135,803      1,211,978      182,205      37,186       157,905
409
410
411
411.5
426.1                                                                                  6,441
426.5                                                                  12,056         20,284
427
430
431




------------------------------------------------------------------------------------------------------------------------------------
       $ 35,894,419     $ 1,101,854   $ 1,432,501   $ 2,912,123  $ 10,256,870   $ 42,293,847  $ 4,544,778   $ 904,112   $ 3,885,710
------------------------------------------------------------------------------------------------------------------------------------

                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                       ---------------------------------------

                             For the Year Ended December 31, 2001
                                                -----------------

                                       SCHEDULE XVII
-------------------------------------------------------------------------------------------
                             SCHEDULE OF EXPENSE DISTRIBUTION
                             BY DEPARTMENT OR SERVICE FUNCTION
-------------------------------------------------------------------------------------------
                                         DEPARTMENT OR SERVICE FUNCTION
Acct    -----------------------------------------------------------------------------------
Nbr            Pwr Planning         Pub Affairs             Rates           Transportation
-------------------------------------------------------------------------------------------
920             $ 3,424,930         $ 2,066,931          $ 1,146,939           $ 413,113
921               1,063,145             687,686               90,950             376,439
922
923               1,037,696             422,385              205,640              34,273
924
925                                                           (4,284)
926                 663,350             404,267              218,160              80,158
928                     377              35,948            1,136,738
930.1                   499             625,058               95,535                 852
930.2               786,307           1,064,974               20,994               1,401
931               6,192,856             601,605              454,295             120,574
932
403
408                 256,372             155,184               86,439              31,067
409
410
411
411.5
426.1                                     4,700
426.5                                 3,441,853
427
430
431




-------------------------------------------------------------------------------------------
               $ 13,425,532         $ 9,510,591          $ 3,451,406         $ 1,057,877
-------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                      DEPARTMENTAL ANALYSIS OF SALARIES
                                                                 ACCOUNT 920

------------------------------------------------------------------------------------------------------------------------------------
                                                              DEPARTMENTAL SALARY EXPENSE
NAME OF DEPARTMENT
                                     -----------------------------------------------------------------------------     NUMBER
                                                                       INCLUDED IN AMOUNTS BILLED TO                  PERSONNEL
                                                         ---------------------------------------------------------  ----------------
Indicate each
department or                                   TOTAL              PARENT              OTHER               NON         END OF
service function.                               AMOUNT             COMPANY          ASSOCIATES         ASSOCIATES       YEAR
------------------------------------------------------------------------------------------------------------------------------------

ACCOUNTING                                   $ 4,168,956           $ 46,762        $ 4,122,194                           88
ADMINISTRATIVE                                21,214,942            187,338         21,027,604                          317
CORPORATE                                      8,473,194             12,723          8,460,471                            0
ELECTRIC SYSTEM  MAINTENANCE                   1,640,569                  -          1,640,569                           27
ELECTRIC TRANS & DISTR                         3,706,700                  -          3,706,700                           61
ENVIRONMENTAL                                  2,137,767              2,006          2,135,761                           39
FACILITIES                                       517,108                  -            517,108                           19
FINANCE                                        2,243,545            114,756          2,128,789                           33
FUELS                                            536,727                  -            536,727                            9
GAS ACQ & DISP                                   430,032                  -            430,032                            7
GAS SYSTEM MAINTENANCE                           654,235                  -            654,235                           13
GAS TRANS & DISTR                                436,864                  -            436,864                            8
HUMAN RESOURCES                                3,488,268                  -          3,488,268                           74
INFORMATION SYSTEMS                            8,262,172                  -          8,262,172                          190
INTERNAL AUDIT                                   641,479              2,838            638,641                           12
INVESTOR RELATIONS   (a)                             327                327                  -                            8
LAND & ROW                                       909,936                  -            909,936                           17
LEGAL                                          1,805,761             44,965          1,760,796                           28
MARKETING & CUSTOMER REL                      18,053,732                  -         18,053,732                          374
MATERIALS MGMT                                 2,461,659                  -          2,461,659                           58
METERS                                           494,458                  -            494,458                            9
POWER ENG & CONST                              2,120,364                  -          2,120,364                           31
POWER PLANNING                                 3,424,930                  -          3,424,930                           50
PUBLIC AFFAIRS                                 2,066,931              7,735          2,059,196                           57
RATES                                          1,146,939                  -          1,146,939                           19
TRANSPORTATION                                   413,113                  -            413,113                            7

                                     -----------------------------------------------------------------------------------------------
                               TOTAL        $ 91,450,708          $ 419,450        $91,031,258                        1,555
------------------------------------------------------------------------------------------------------------------------------------


(a)  Salaries charged to Account 930.2


                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                      For the Year Ended December 31, 2001
                                                                         -----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                           OUTSIDE SERVICES EMPLOYED
                                                                  ACCOUNT 923

--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                RELATIONSHIP
                                                                                             ---------------
                                                                                             "A" = ASSOCIATE
                FROM WHOM PURCHASED                         ADDRESS                             "NA" = NON
                                                                                                ASSOCIATE             AMOUNT
--------------------------------------------------------------------------------------------------------------------------------
Accounting/Auditing
Arthur Andersen LLP                                                                                 NA                $ 848,991
Arthur Consulting Group, Inc.                                                                       NA                  319,964
Management Recruiters                                                                               NA                   32,790
Deloitte & Touche                                                                                   NA                   27,057
23 Invoices under $25,000                                                                                                44,310
                                                                                                              ------------------
                                                                                    Subtotal                          1,273,112
                                                                                                              ------------------

Document Management
Norrell Services                                                                                    NA                   53,651
Paradigm Imaging & Micrographic Systems                                                             NA                   52,018
Options of Linn County                                                                              NA                   49,565
Data Keep Inc                                                                                       NA                   43,240
FYI Healthservice Inc                                                                               NA                   33,722
Spherion Corporation                                                                                NA                   32,935
513 Invoices under $25,000                                                                                              201,017
                                                                                                              ------------------
                                                                                    Subtotal                            466,148
                                                                                                              ------------------

Engineering
Vannguard Utilities Partner Inc                                                                     NA                2,989,204
Great Plains Locating Service                                                                       NA                1,853,822
Key Technical Solutions Inc                                                                         NA                  944,652
Top Echelon Contracting Inc                                                                         NA                  375,296
Diggers Hotline Inc                                                                                 NA                  261,272
Fluent Incorporated                                                                                 NA                  231,378
Manpower Inc                                                                                        NA                  206,649
Convergent Group                                                                                    NA                  188,342
Aerotek                                                                                             NA                  167,644
University of North Dakota                                                                          NA                  164,000
Techstaff of Iowa                                                                                   NA                  160,398
Iowa One Call                                                                                       NA                  136,002
Arthur D. Little Inc.                                                                               NA                  116,881
Trillium Staffing Solutions                                                                         NA                   89,786
Real Time Cadd Services Inc                                                                         NA                   70,294
Iowa State University                                                                               NA                   58,703
SM&P Utility                                                                                        NA                   44,335
Qwest                                                                                               NA                   34,484
Niksa Energy Associates                                                                             NA                   30,000
All Staff, Inc                                                                                      NA                   28,867
841 Invoices under $25,000                                                                                              584,908
                                                                                                              ------------------
                                                                                    Subtotal                          8,736,917
                                                                                                              ------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                      For the Year Ended December 31, 2001
                                                                         -----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                           OUTSIDE SERVICES EMPLOYED
                                                                  ACCOUNT 923

--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                RELATIONSHIP
                                                                                             ---------------
                                                                                             "A" = ASSOCIATE
                FROM WHOM PURCHASED                         ADDRESS                             "NA" = NON
                                                                                                ASSOCIATE             AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Environmental
Environmental Systems Corp                                                                         NA                  524,762
RMT Inc                                                                                            A                    95,239
WHKS                                                                                               NA                   43,000
Edison Electric Institute                                                                          NA                   37,697
Integrum                                                                                           NA                   25,000
99 Invoices under $25,000                                                                                              148,518
                                                                                                             ------------------
                                                                                   Subtotal                            874,216
                                                                                                             ------------------

Financial
Marsh Inc                                                                                          NA                  275,000
Standard & Poors                                                                                   NA                  233,800
Offenhauser & Company                                                                              NA                  185,000
Citibank                                                                                           NA                  100,000
Moodys Investors Service Inc                                                                       NA                   88,500
Dunham Express                                                                                     NA                   75,415
King & Spalding                                                                                    NA                   74,435
Arthur Andersen LLP                                                                                NA                   60,000
Firstar Bank Milwaukee                                                                             NA                   58,463
Merrill Communications                                                                             NA                   46,334
D'Amato & Lynch                                                                                    NA                   43,423
Bank One Capital Markets                                                                           NA                   42,583
Bank One                                                                                           NA                   39,713
Wells Fargo Bank                                                                                   NA                   37,623
Chase Manhattan                                                                                    NA                   32,994
American Appraisals Associates, Inc                                                                NA                   32,035
Sungard Treasury Systems                                                                           NA                   28,774
Goldman Sachs & Co                                                                                 NA                   26,215
49 Invoices under $25,000                                                                                              121,284
                                                                                                             ------------------
                                                                                   Subtotal                          1,601,591
                                                                                                             ------------------

Fuel Procurement
ISG Resource Inc                                                                                   NA                  140,296
Benn Shinn Trucking Inc                                                                            NA                   25,082
27 Invoices under $25,000                                                                                               69,443
                                                                                                             ------------------
                                                                                   Subtotal                            234,821
                                                                                                             ------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                      For the Year Ended December 31, 2001
                                                                         -----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                           OUTSIDE SERVICES EMPLOYED
                                                                  ACCOUNT 923

--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                RELATIONSHIP
                                                                                             ---------------
                                                                                             "A" = ASSOCIATE
                FROM WHOM PURCHASED                         ADDRESS                             "NA" = NON
                                                                                                ASSOCIATE             AMOUNT
--------------------------------------------------------------------------------------------------------------------------------
Human Resources
AON Consulting                                                                                     NA                  343,510
Towers Perrin                                                                                      NA                  259,416
Organizational Concepts International                                                              NA                  252,899
General Medical                                                                                    NA                   74,181
Paradigm Learning Inc                                                                              NA                   63,999
The Gray Company                                                                                   NA                   36,425
Linkage Inc                                                                                        NA                   32,236
Integrated Software Solutions                                                                      NA                   26,209
305 Invoices under $25,000                                                                                             192,296
                                                                                                             ------------------
                                                                                   Subtotal                          1,281,171
                                                                                                             ------------------

Information Technology
EDS Credit Corporation                                                                             NA                4,632,143
Compuware Corporation                                                                              NA                  833,290
User Technology                                                                                    NA                  613,741
Technisource Inc                                                                                   NA                  563,890
Teamsoft Inc                                                                                       NA                  483,301
Comprehensive Computer Consulting                                                                  NA                  466,097
Smart Solutions Inc                                                                                NA                  439,254
Communications Plus                                                                                NA                  290,916
Paragon Development                                                                                NA                  283,294
Teksystems                                                                                         NA                  258,609
Goliath Networks                                                                                   NA                  257,738
Meta Group Inc.                                                                                    NA                  250,827
Phoenix Consulting                                                                                 NA                  230,038
Exacta Corporation                                                                                 NA                  176,569
Divine/Whittman-Hart Inc                                                                           NA                  137,019
Inacom Information Systems                                                                         NA                  127,371
Marchfirst                                                                                         NA                  112,524
Intellimark Incorporated                                                                           NA                   86,312
Integrated Systems International                                                                   NA                   75,008
RHI Consulting                                                                                     NA                   70,560
Microsoft Corporation                                                                              NA                   68,575
ASAP Software Express                                                                              NA                   59,850
Divine Inc                                                                                         NA                   59,800
Adtec                                                                                              NA                   39,324
Synercomm Inc                                                                                      NA                   29,706
Electric Construction Inc                                                                          NA                   26,672
Hewlett Packard                                                                                    NA                   26,635
108 Invoices under $25,000                                                                                             116,807
                                                                                                             ------------------
                                                                                   Subtotal                         10,815,870
                                                                                                             ------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                      For the Year Ended December 31, 2001
                                                                         -----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                           OUTSIDE SERVICES EMPLOYED
                                                                  ACCOUNT 923

--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                RELATIONSHIP
                                                                                             ---------------
                                                                                             "A" = ASSOCIATE
                FROM WHOM PURCHASED                         ADDRESS                             "NA" = NON
                                                                                                ASSOCIATE              AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Legal & Regulatory
Morgan Lewis & Bockius LLP                                                                         NA                  274,120
Thelen Reid & Priest LLP                                                                           NA                  270,388
Whyte Hirschboeck Dudek SC                                                                         NA                  252,879
Leboeuf Lamb Greene & Macrae LLP                                                                   NA                  252,125
McDermott Will & Emery                                                                             NA                  173,075
Bradley & Riley PC                                                                                 NA                  111,540
Brown Winnick Group                                                                                NA                  111,324
Defrees & Fiske                                                                                    NA                  110,696
Wisconsin Electric                                                                                 NA                   88,804
Nyemaster Law Firm                                                                                 NA                   78,034
Global Energy Options                                                                              NA                   76,125
Foley & Lardner                                                                                    NA                   67,869
Pacific Economics Group                                                                            NA                   63,613
Brennan Steil Basting & MacDougall SC                                                              NA                   55,441
Gannett Fleming Valuation & Rate Consultants Inc                                                   NA                   52,328
Christian & Peterson P.A.                                                                          NA                   48,796
Iowa Utility Association                                                                           NA                   44,709
Navigant Consultants                                                                               NA                   34,353
Chamberlain Research Consultants                                                                   NA                   34,060
Yardley & Associates                                                                               NA                   33,680
Simmons, Perrine, Albright & Ellwood                                                               NA                   31,944
Campion, Michael A.                                                                                NA                   29,549
Steven M. Fetter                                                                                   NA                   28,412
Coyne, Niess, Schultz, Becker & Bauer SC                                                           NA                   27,662
McCarthy Sweeney & Harkaway PC                                                                     NA                   26,488
Vinson & Elkins                                                                                    NA                   25,367
155 Invoices under $25,000                                                                                             180,937
                                                                                                             ------------------
                                                                                   Subtotal                          2,584,318
                                                                                                             ------------------


                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                      For the Year Ended December 31, 2001
                                                                         -----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                           OUTSIDE SERVICES EMPLOYED
                                                                  ACCOUNT 923

--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                RELATIONSHIP
                                                                                             ---------------
                                                                                             "A" = ASSOCIATE
                FROM WHOM PURCHASED                         ADDRESS                             "NA" = NON
                                                                                                ASSOCIATE             AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Marketing & Customer Relations
Regulus Integrated Solutions LLC                                                                   NA                  598,627
Maxim Group                                                                                        NA                  434,257
Michaels Engineering Inc                                                                           NA                  384,515
Sedona Staffing                                                                                    NA                  339,422
Regulus                                                                                            NA                  308,929
CMF&Z                                                                                              NA                  302,219
Adecco Employment Services                                                                         NA                  291,745
EPRI                                                                                               NA                  181,359
SW Engines & Power Systems                                                                         NA                  168,503
Fabco Equipment Inc                                                                                NA                  159,477
Geonetric Technologies LLC                                                                         NA                  155,062
Research International                                                                             NA                  142,588
University of Wisconsin                                                                            NA                  114,159
Harte-Hanks Data Technologies                                                                      NA                  106,664
Nexus Energy Software                                                                              NA                   96,709
Dun & Bradstreet                                                                                   NA                   73,763
Financial Times                                                                                    NA                   69,983
Reindl Printing Inc                                                                                NA                   62,096
High Voltage Equipment                                                                             NA                   59,326
Industrial Refrigeration                                                                           NA                   59,159
A-tec Energy                                                                                       NA                   57,170
Electrotek Concepts Inc                                                                            NA                   54,531
Wegner CPAS, LLC                                                                                   NA                   45,198
Saratoga Systems                                                                                   NA                   43,630
Accudocs LLC                                                                                       NA                   41,557
Platts                                                                                             NA                   41,160
Alliant Energy Integrated Services Company                                                         A                    38,438
Ensave Energy Performance Inc                                                                      NA                   38,000
Tech Resources Inc                                                                                 NA                   36,545
GDS Associates Inc                                                                                 NA                   36,164
Unison Solutions                                                                                   NA                   33,504
KJWW Engineering                                                                                   NA                   32,455
Martin Machinery                                                                                   NA                   30,375
United Mailing Service Inc                                                                         NA                   26,488
421 Invoices under $25,000                                                                                             424,344
                                                                                                             ------------------
                                                                                   Subtotal                          5,088,121
                                                                                                             ------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                      For the Year Ended December 31, 2001
                                                                         -----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                           OUTSIDE SERVICES EMPLOYED
                                                                  ACCOUNT 923

--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                RELATIONSHIP
                                                                                             ---------------
                                                                                             "A" = ASSOCIATE
                FROM WHOM PURCHASED                         ADDRESS                             "NA" = NON
                                                                                                ASSOCIATE             AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Miscellaneous Facilities
FBG Service Corporation                                                                            NA                1,271,004
Shive Hattery Inc                                                                                  NA                  367,379
Gerardy Construction Inc                                                                           NA                  326,966
Robinson Brothers Environmental                                                                    NA                  283,140
Sand Communications                                                                                NA                  164,842
Nelson Electric Company                                                                            NA                   87,040
Berry Tradesmen Inc                                                                                NA                   72,062
Kennys Transfer Inc                                                                                NA                   62,087
Triplett Companies                                                                                 NA                   60,352
Indoff Incorporated                                                                                NA                   44,130
Modern Piping Incorporated                                                                         NA                   42,014
Broulik Painting Incorporated                                                                      NA                   35,091
Cedar Service Company                                                                              NA                   31,464
Dan's Overhead Doors and More Inc                                                                  NA                   30,218
Nesper Sign Advertising                                                                            NA                   28,099
77 Invoices under $25,000                                                                                              120,575
                                                                                                             ------------------
                                                                                   Subtotal                          3,026,463
                                                                                                             ------------------

Power Planning Services
Mid American Energy Company                                                                        NA                  303,643
Ulteig Engineering                                                                                 NA                  255,248
Kema Consulting Inc                                                                                NA                  177,292
Electrical Consultants Inc                                                                         NA                  131,708
GE - Mostardi Platt                                                                                NA                   89,503
Open Systems International Inc                                                                     NA                   70,545
KWI International                                                                                  NA                   44,688
General Physics Corporation                                                                        NA                   41,439
Stanley Consultants                                                                                NA                   31,452
53 Invoices under $25,000                                                                                               47,189
                                                                                                             ------------------
                                                                                   Subtotal                          1,192,707
                                                                                                             ------------------

Public Relations
American Printing Company Inc                                                                      NA                   40,016
Morrow & Company Inc                                                                               NA                   25,687
84 Invoices under $25,000                                                                                               79,691
                                                                                                             ------------------
                                                                                   Subtotal                            145,394
                                                                                                             ------------------


                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                      For the Year Ended December 31, 2001
                                                                         -----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                           OUTSIDE SERVICES EMPLOYED
                                                                  ACCOUNT 923

--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                RELATIONSHIP
                                                                                             ---------------
                                                                                             "A" = ASSOCIATE
                FROM WHOM PURCHASED                         ADDRESS                             "NA" = NON
                                                                                                ASSOCIATE             AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Training
WD Associates                                                                                      NA                  232,256
Center For Organization Effectiveness                                                              NA                   92,444
Communication & Management Professionals                                                           NA                   35,935
Applied Professional Training Inc                                                                  NA                   31,081
Greenbrier & Russel Inc                                                                            NA                   26,492
68 Invoices under $25,000                                                                                              196,387
                                                                                                             ------------------
                                                                                   Subtotal                            614,595
                                                                                                             ------------------

Utility Operations
Alliant Energy Resources Inc                                                                       A                 1,289,813
Interstate Power Company                                                                           A                   814,016
Wisconsin Power & Light Company                                                                    A                   717,286
IES Utilities Inc                                                                                  A                   175,068
Alliant Energy Integrated Services                                                                 A                    56,080

                                                                                                             ------------------
                                                                                   Subtotal                          3,052,263
                                                                                                             ------------------

Other
Duncan Aviation                                                                                    NA                   65,000
   Aviation Services
S S I - Spencer Stuart                                                                             NA                   56,788
  Executive Search
DHR Inc                                                                                            NA                   62,367
   Board Member Recruitment
232 Misc. General & Other under $25,000                                                                                108,894
                                                                                                             ------------------
                                                                                   Subtotal                            293,049
                                                                                                             ------------------



-------------------------------------------------------------------------------------------------------------------------------
                                                                                      TOTAL                         41,280,756
-------------------------------------------------------------------------------------------------------------------------------


                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                           ---------------------------------------

                                                    For the Year Ended December 31, 2001
                                                                       -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                       EMPLOYEE PENSIONS AND BENEFITS
                                                                 ACCOUNT 926

------------------------------------------------------------------------------------------------------------------------------------

                  INSTRUCTIONS:           Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be limited to $25,000.

----------------------------------------------------------------------------------------------------------------

                  DESCRIPTION                                                                            AMOUNT

----------------------------------------------------------------------------------------------------------------

Pension                                                                                              $ 5,858,445
Medical                                                                                                5,617,254
401-K                                                                                                  1,987,810
Post Retirement Benefits                                                                                 854,970
Dental                                                                                                   604,531
Life Insurance                                                                                           207,919
Long Term Disability                                                                                     194,674
Tuition Reimbursement                                                                                    123,819
Service Award Program                                                                                     81,197
Other                                                                                                    122,428




















                                                                                              --------------------
                                                                                       TOTAL        $ 15,653,047
------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

------------------------------------------------------------------------------------------------------------------------------------

                                              INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                             "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------------------------------------------------------------

           DESCRIPTION                                                      NAME OF PAYEE                              AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Advertising in newspapers, periodicals, billboards, radio, etc.        Yellow Page Control Ltd                        $ 329,417
                                                                       KCRG TV 9                                        148,145
                                                                       WMTV Madison                                     144,680
                                                                       KIMT-TV                                           82,500
                                                                       Madison Newspapers Inc                            79,379
                                                                       KWWL TV                                           74,450
                                                                       The Gazette Company                               55,738
                                                                       KWQC TV                                           43,725
                                                                       Onmedia                                           33,302
                                                                       Cahners Business Information                      22,370
                                                                       Halcyon Business Publications Inc                 19,737
                                                                       Telegraph Herald                                  18,177
                                                                       KAAL TV                                           15,346
                                                                       Chicago Tribune                                   14,223
                                                                       Expansion Management                              13,846
                                                                       Des Moines Register                               12,861
                                                                       Obie Media Corporation                             9,330
                                                                       Journal Sentinel Inc                               8,837
                                                                       WIBA AM/WMLI/WTSO                                  7,803
                                                                       National Society of Black Engineers                6,500
                                                                       The David Group                                    6,080
                                                                       North Iowa Media Group                             5,692
                                                                       Madison Times Weekly Newspaper                     5,576
                                                                       Houck Motor Coach Advertising                      5,500
                                                                       Ovation Interactive                                4,083
                                                                       New Iowa Bystander Company                         3,456
                                                                       Globe Gazette                                      3,367
                                                                       Times-Picayune                                     3,132
                                                                       Mueller Communications                             3,000

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

------------------------------------------------------------------------------------------------------------------------------------

                                              INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                             "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------------------------------------------------------------

           DESCRIPTION                                                      NAME OF PAYEE                              AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Advertising matter such as posters, bulletins, booklets and            Top Promotions                                    10,733
related items                                                          Solbergs                                           3,675

Fees and expenses of advertising agencies and commercial               CMF&Z                                          1,144,494
artists                                                                AT&T Media Services                              105,025
                                                                       Geonetric Technologies LLC                        25,700
                                                                       Cedar River Ink                                   11,775
                                                                       Seyfer, Pete                                      10,381
                                                                       Turner, Megan                                      9,360
                                                                       Iowa Teleproduction Center Inc                     8,032
                                                                       Robin Sempf                                        7,577
                                                                       Metro Studios                                      7,350
                                                                       Slack Attack Communications                        7,110
                                                                       RW Borley Advertising                              4,564
                                                                       VerticalNet LLC                                    3,000

Supplies and expenses in preparing advertising materials               Steen-Maeck Paper Company                          5,092

Printing of booklets, dodgers, bulletins, etc.                         Reindl Printing                                   26,098
                                                                       Cedar Graphics                                    20,760
                                                                       J & A Printing                                    19,444
                                                                       Suttle Straus                                     17,218
                                                                       Scott Printing                                     4,412

Other - Customer Information                                           465  Invoices Under $3,000                       214,190
Other - Public Relations                                               55  Invoices Under $3,000                         17,785
Other - Economic Development                                           10  Invoices Under $3,000                         12,313
Other - Employment Advertising                                         34 Invoices Under $3,000                          13,112
Other                                                                  31 Invoices Under $3,000                           8,154
Reallocation of Prior Years Advertising to Account 426.5                                                               (447,627)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   TOTAL            $ 2,449,979
------------------------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

--------------------------------------------------------------------------------------------------------------------

                                                        MISCELLANEOUS GENERAL EXPENSES
                                                                ACCOUNT 930.2

--------------------------------------------------------------------------------------------------------------------

                                   INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
                                                 "Miscellaneous General Expenses", classifying such expenses according to their nature.  Payments and expenses permitted by
                                                 Section 321(b)(2) of the Federal Election Campaign Act, as
                                                 amended by Public Law 94-283 in 1976 (2 U.S.C. ~ 441(b)(2)
                                                 shall be separately classified.

--------------------------------------------------------------------------------------------------------------------

                           DESCRIPTION                                                            AMOUNT

--------------------------------------------------------------------------------------------------------------------

Industry Dues, Memberships and Fees                                                            $ 2,456,274
Investor Communication                                                                           1,970,588
Research Support                                                                                 1,417,360
Land & Land Rights                                                                               1,341,120
Director Fees                                                                                      776,721
Industrial Development                                                                             168,354
Miscellaneous Insurance                                                                            145,771
Other                                                                                              419,394



















--------------------------------------------------------------------------------------------------------------------
                                                                              TOTAL            $ 8,695,582
--------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                    RENTS
                                                                 ACCOUNT 931

------------------------------------------------------------------------------------------------------------------------------------

                                     INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of
                                                   Accounts.

------------------------------------------------------------------------------------------------------------------------------------

               TYPE OF PROPERTY                                                                               AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Facilities Rental                                                                                          $ 29,981,575
Equipment Rental                                                                                              4,832,541
Software Rental                                                                                               4,292,856




























------------------------------------------------------------------------------------------------------------------------------------
                                                                                           TOTAL           $ 39,106,972
------------------------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                        TAXES OTHER THAN INCOME TAXES
                                                                 ACCOUNT 408

------------------------------------------------------------------------------------------------------------------------------------

                       INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other than Income
                                     Taxes".  Separate the analysis into two groups: (1) other than
                                     U.S. Government taxes, and (2) U.S. Government taxes.  Specify each of the various kinds of taxes and show the amounts thereof.
                                     Provide a subtotal for each class of tax.

------------------------------------------------------------------------------------------------------------------------

                  KIND OF TAX                                                                            AMOUNT

------------------------------------------------------------------------------------------------------------------------

Other Than U.S. Government Taxes
--------------------------------
Franchise Taxes                                                                                                $ 83,674
Property Taxes                                                                                                    4,756
State Unemployment                                                                                              162,687
                                                                                               -------------------------
                                                                                      Subtotal                  251,117
                                                                                               -------------------------

U.S. Government Taxes
---------------------
Social Security                                                                                               7,061,284
Federal Unemployment                                                                                             87,421
                                                                                               -------------------------
                                                                                      Subtotal                7,148,705
                                                                                               -------------------------




















-------------------------------------------------------------------------------------------------------------------------
                                                                                        TOTAL               $ 7,399,822
-------------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                  DONATIONS
                                                                ACCOUNT 426.1

------------------------------------------------------------------------------------------------------------------------------------
                            INSTRUCTIONS: Provide a listing of the amount included in Account 426.1,
                                          "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.
------------------------------------------------------------------------------------------------------------------------------------

                                                                     PURPOSE OF
      NAME OF RECIPIENT                                              DONATION                                          AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Rhythm & Booms                                        Annual Sponsorship Fireworks Display - Madison                  $ 27,500
Buckets for Hunger                                    Annual Sponsorship                                                15,000
Fifth Season Race                                     Sponsor Annual Race                                               15,000
Tempo                                                 Sponsor Maya Angelou Tempo's Annual Celebration                   15,000
United Way of Dane County                             Sponsor Start Smart Billboard Initiative                          14,000
City Treasurer Mayor's Office - Madison               Sponsor Mayor's Conference                                        12,500
Dubuque Area Chamber of Commerce                      Sponsor Chamber New Building                                      10,000
Variety Club of Eastern Iowa                          Sponsor Telethon Children's Charities                              8,000
African American Heritage Foundation                  Sponsor Annual Banquet                                             7,500
NAACP Madison Branch                                  Sponsor Freedom Fund Banquet                                       7,500
Coe College                                           Sponsor Presidential Ball                                          7,000
Urban League of Eastern Massachusetts                 Sponsor Century Awards Gala                                        6,500
Ootek Productions                                     Riverland Conservancy Video                                        6,416
Junior Achievement of East Central Iowa               Sponsor Table for Hall of Fame Banquet                             6,000
Dubuque Symphony Orchestra                            Sponsor Annual Pops Concert                                        5,500
Erickson Publishing                                   Sponsor Women's Expo                                               5,000
Hillcrest Family Services                             Fantasy of Lights - Cedar Rapids                                   5,000
Iowa Scholarship Fund                                 Support Iowa Athletic Department                                   5,000
Madison Community Health Center                       Program Support                                                    5,000
Mason City Chamber                                    Sponsor Band Festival                                              5,000
Nat'l Ethnic Coalition of Org Foundation              Ellis Island Medals of Honors Awards Gala                          5,000
State Historical Society of Wisconsin                 Corporate Sponsor Program                                          5,000
Transitional Housing                                  Support Homeless Shelter                                           5,000
Hillcrest Family Services                             Reflections in the Park - Dubuque                                  4,000
RLO Sign Inc                                          Riverland Conservancy Signage                                      3,798
Capitol City Parade Association                       Holiday Parade Sponsorship                                         3,500
Center for Corporate Citizenship of B. College        Donation                                                           3,500
Corporate Council for the Environment                 Sponsor Luncheon                                                   3,500
University of Wisconsin                               Sponsor WDNR/PSCW Fact Finding Trip                                3,500
Iowa Natural Heritage Foundation                      Manikowski Prairie Addition Support                                3,000
Prince of Peace                                       Capital Campaign Pledge                                            3,000
Rape Crisis Center                                    Program Support                                                    3,000
Splash                                                Donation                                                           3,000
Other                                                 681 Invoices                                                     399,931
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       TOTAL         $ 637,145
------------------------------------------------------------------------------------------------------------------------------------


                                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                          ---------------------------------------

                                                   For the Year Ended December 31, 2001
                                                                      -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                             OTHER DEDUCTIONS
                                                              ACCOUNT 426.5

------------------------------------------------------------------------------------------------------------------------------------

                                            INSTRUCTIONS: Provide a listing of the amount included in Account 426.5,
                                                          "Other Deductions", classifying such expenses according to their nature.

------------------------------------------------------------------------------------------------------------------------------------

                       DESCRIPTION                                              NAME OF PAYEE                            AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Advertising                                                                                                     $        3,187,021
Civic, Political and Related Activities                                                                                  1,169,442
Life Insurance                                                                                                             941,717
Other                                                                                                                      470,076




























------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       TOTAL           $ 5,768,256
------------------------------------------------------------------------------------------------------------------------------------



                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2001
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                SCHEDULE XVIII
                                                         NOTES TO STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------------------------

            INSTRUCTIONS:           The space below is provided for important notes regarding the
                                    Statement of Income or any account thereof.  Furnish particulars as to any significant increases and services rendered or expenses incurred during the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

------------------------------------------------------------------------------------------------------------------------------------


See Schedule XIV - Notes to Financial Statements.





























------------------------------------------------------------------------------------------------------------------------------------



                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------
                                                     Executive Organization Chart
                                                         At December 31, 2001

                                         ------------------------------------------------------

                                                      Chairman of the Board and
                                                       Chief Executive Officer

                                         ------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

----------------   ----------------------   ------------------   ---------------------   -------------------------   ---------------
   Executive            Executive               Executive              Executive                 Executive
 Vice President       Vice President -       Vice President -        Vice President         Vice President and          President
  - Generation      Business Development     Energy Delivery      and General Counsel     Chief Financial Officer
----------------   ----------------------   ------------------   ---------------------   -------------------------   ---------------


  --------------                                --------------                                --------------------
  Vice President                                Vice President                                Corporate Controller
  - Performance                                   -  Customer                                        and Chief
   Engineering                                   Operations                                    Accounting Officer
       and                                      --------------                                --------------------
  Environmental
  --------------

                                                --------------                                --------------------
                                                Vice President                                  Vice President,
                                                - Engineering,                                   Treasurer and
                                                  Sales and                                    Corporate Secretary
                                                  Marketing                                   --------------------
                                                --------------

                                                                                                   ---------------
                                                                                                      Assistant
                                                                                                      Corporate
                                                                                                      Secretary
                                                                                                   ---------------

                                                                                                   ---------------
                                                                                                      Assistant
                                                                                                      Corporate
                                                                                                      Secretary
                                                                                                   ---------------

                                                                                                   ---------------
                                                                                                      Assistant
                                                                                                      Treasurer
                                                                                                   ---------------

                                                                                                   ---------------
                                                                                                      Assistant
                                                                                                      Treasurer
                                                                                                   ---------------


        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                         ---------------------------------------

                          Methods of Allocation

Ratio                          Description

 1   Units Sold or Transported Ratio
     A ratio, based on appropriate Client Company electric, gas, steam or water units of sale and/or transport, excluding intra-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and foreign utility company affiliates for which the Service Company provides energy related services, where applicable). The product-specific units of sales are domestic kilowatt-hour electric sales, dekatherms of gas sold or transported , units of water, or units of steam. A separate ratio will be calculated and used for each utility type (electric, gas, water and steam).


 2   Electric Peak Load Ratio
     A ratio, based on the sum of the monthly domestic firm electric maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 3   Number of Customers Ratio
     A ratio, based on the sum of the firm domestic electric customers (and/or gas customers, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 4   Number of Employees Ratio
     A ratio,  based on the sum of the  number of  employees  at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

 5   Construction Expenditures Ratio
     A ratio, based on construction expenditures for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. To the extent possible, costs will be segregated by utility type (i.e., electric, gas, water, steam etc.) as well as by function (i.e., production, transmission, distribution and general). If any remaining construction-related costs are common to all utility types, such common costs will be allocated between utility types and functions based on the total of all construction expenditures.

        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                         ---------------------------------------

                          Methods of Allocation

Ratio                          Description

Continued:

 6   Circuit Miles of Electric Distribution Lines Ratio
     A ratio, based on installed circuit miles of domestic electric distribution lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 7   Number of Meters Ratio
     A ratio, based on the sum of the number of installed electric meters (and/or gas, water or steam meters, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. A separate ratio will be calculated and used for each utility type (i.e. electric, gas, water, steam etc.).

 8   Total Assets Ratio
     A ratio, based on the sum of the total assets at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable).

 9   Circuit Miles of Electric Transmission Lines Ratio
     A ratio, based on installed circuit miles of electric transmission lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

10   Number of Central Processing Unit Seconds Ratio
     A ratio, based on the number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function, and the denominator of which is for all Client Companies, (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.

11   Gross Plant Ratio
     A ratio, based on the sum of direct plant at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable).

        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                         ---------------------------------------

                          Methods of Allocation

Ratio                          Description

Continued:

12   Materials, Supplies and Services Ratio
     A ratio, based on the sum of materials, supplies and services, either issued from inventory or directly purchased, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company, or function, and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

13   Tons of Coal Burned Ratio
     A ratio, based on the tons of coal burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

14   Gallons of Oil Burned Ratio
     A ratio, based on the gallons of oil burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

15   Dekatherms of Gas Ratio
     A ratio, based on the dekatherms of gas purchased for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

16   MCF Peak Load Ratio
     A ratio, based on the sum of the monthly gas maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

17   Feet of Gas Line Ratio
     A ratio, based on installed footage of gas lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

18   Feet of Steam Distribution Lines Ratio
     A ratio, based on installed footage of steam lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                         ---------------------------------------

                          Methods of Allocation

Ratio                          Description

Continued:

19   Steam Peak Load Ratio
     A ratio, based on the sum of the monthly steam maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

20   Feet of Water Distribution Lines Ratio
     A ratio, based on installed footage of water lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

21   Water Peak Load Ratio
     A ratio, based on the sum of the monthly water maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

22   Number of Bills Ratio
     A ratio, based on the sum of the number of monthly bills issued, for the immediately preceding twelve calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

23   General Ratio
     A ratio based on the sum of all Service Company expenses directly assigned or allocated, based on allocators other than this "General Ratio" to Client Companies (excluding fuel, gas, purchased power and the cost of goods sold) for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company. As used herein, "cost of goods sold" represents materials that are resold to the ultimate consumer.

       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                        ---------------------------------------

      Annual Statement of Compensation for Use of Capital Billed

The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2001.

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of of Accounts for Mutual Service Companies and Subsidiary Service Companies, Alliant Energy Corporate Services, Inc. submits the following information on the billing of interest on borrowed funds to associate companies for the year 2001:

A. Amount of interest billed to associate companies is contained on page 25, Analysis of Billing, as part of the direct costs charged.

B. The basis for billing of interest to the associate companies is based on the daily outstanding balance of all loans outstanding during the month.

        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                         ---------------------------------------

                            Signature Clause

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                    Alliant Energy Corporate Services, Inc.
                -----------------------------------------------
                           (Name of Reporting Company)


            By:            /s/ John E. Kratchmer
                -----------------------------------------------
                        (Signature of Signing Officer)


            John E. Kratchmer, Corporate Controller and Chief Accounting Officer
            --------------------------------------------------------------------
                         (Printed Name and Title of Signing Officer)



Date:  April 30, 2002
      -----------------